Exhibit 99.4

ALIGHT, INC.

2021 OMNIBUS INCENTIVE PLAN

Notice of Restricted Stock Unit Grant

You (the “Grantee”) have been granted the following award of restricted stock units (the “Restricted Stock Units” or “RSUs”), with respect to Class A common stock, par value $0.0001 per share (the “Common Shares”), by Alight, Inc. (the “Company”), pursuant to the Alight, Inc. 2021 Omnibus Incentive Plan (the “Plan”) and the terms set forth in the attached Restricted Stock Unit Award Agreement:

Name of Grantee:

Effective Date of Grant:

Number of Restricted Stock Units Subject to the Award:	[insert total]

Number of Time-Vested RSUs:	[50% of total]

Target Number of Performance-Vested RSUs:	[50% of total]

Vesting:	Subject to the terms of the Plan and the Restricted Stock Unit Award Agreement attached hereto, the Time-Vested RSUs shall vest with respect to one-third of the Time-Vested RSUs on each of December 31, 2021, December 31, 2022 and December 31, 2023, subject to the Grantee’s continued Active Service (as defined in the Restricted Stock Unit Award Agreement attached hereto) from the Effective Date of Grant through each applicable vesting date. The Performance-Vested RSUs shall vest as to between 0% and 250% of the Target Number of Performance-Vested RSUs set forth above based on the satisfaction of the Performance Metric as set forth on Exhibit A of the Restricted Stock Unit Award Agreement attached hereto, subject to the Grantee’s continued Active Service from the Effective Date of Grant through the applicable vesting date.

By your electronic acceptance/signature below, you agree and acknowledge that the Restricted Stock Units are granted under and governed by the terms and conditions of the Plan and the attached Restricted Stock Unit Award Agreement, which are incorporated herein by reference, and that you have been provided with a copy of the Plan and Restricted Stock Unit Award Agreement. You must affirmatively acknowledge and accept the terms and conditions of this grant of Restricted Stock Units, including the terms of this Notice of Restricted Stock Unit Grant and the Restricted Stock Unit Award Agreement, within thirty (30) days following the Effective Date of Grant. A failure to acknowledge and accept the Restricted Stock Unit Award within such 30-day period may result in forfeiture of the Restricted Stock Unit Award, effective as of the 30th day following the Effective Date of Grant.

Electronic Signature

Accepted Date

ALIGHT, INC.

2021 OMNIBUS INCENTIVE PLAN

Restricted Stock Unit Award Agreement

SECTION 1. GRANT OF RESTRICTED STOCK UNITS

(a) Restricted Stock Units. On the terms and conditions set forth in the Notice of Restricted Stock Unit Grant and this Restricted Stock Unit Award Agreement (the “Agreement”), the Company grants to the Grantee on the Effective Date of Grant the Restricted Stock Units set forth in the Notice of Restricted Stock Unit Grant.

(b) Plan and Defined Terms. The Restricted Stock Units are granted pursuant to the Plan. All terms, provisions, and conditions applicable to the Restricted Stock Units set forth in the Plan and not set forth herein are hereby incorporated by reference herein. To the extent any provision hereof is inconsistent with a provision of the Plan, the provisions of the Plan will govern. All capitalized terms that are used in the Notice of Restricted Stock Unit Grant or this Agreement and not otherwise defined therein or herein shall have the meanings ascribed to them in the Plan.

SECTION 2. FORFEITURE AND VESTING

(a) Forfeiture. Except as otherwise provided in the Grantee’s employment, director services or similar agreement in effect at the time of the employment or service termination:

(i) If the Grantee’s Active Service (as defined below) is terminated by the Company or its Affiliates for any reason other than due to Grantee’s death or Disability or by the Grantee for any reason, the Grantee shall, for no consideration, forfeit the Restricted Stock Units to the extent such Restricted Stock Units have not yet vested at the time of such termination.

(ii) Except as otherwise provided herein, with respect to the Performance-Vested RSUs, any Performance-Vested RSUs that are not earned during the Measurement Period (as defined in Exhibit A), as determined in accordance with Exhibit A, shall be forfeited, for no consideration.

(b) Transfer Restrictions. Prior to the time that Common Shares have been delivered to the Grantee, the Grantee may not transfer, pledge, sell or otherwise dispose of this Award or the Common Shares issuable in respect of this Award, except that, upon receiving written permission from the Committee or its duly authorized designee, the Grantee may, by delivering written notice to the Company, in a form approved by the Company, designate a third party who, on the Grantee’s death, will thereafter be entitled to receive the Common Shares issuable in respect of this Award, and in the absence of such a designation, the Grantee’s executor or administrator of the Grantee’s estate will be entitled to receive any Common Shares or other consideration that vested but was not issued before the Grantee’s death. For example, the Grantee may not use Common Shares that may be issued in respect of the Restricted Stock Units as security for a loan. The restrictions on transfer set forth herein will lapse upon delivery to the Grantee of Common Shares in respect of the Grantee’s vested Restricted Stock Units.

(c) Holding Period. If and when (i) the Grantee is subject to the Alight, Inc. Equity Interest Ownership Policy, and (ii) the Grantee does not hold Common Shares or other “equity interests” (as defined in the Alight, Inc. Equity Interest Ownership Policy), as applicable, with a value sufficient to satisfy the applicable equity interest ownership guidelines of the Company in place at that time, then Grantee must retain 100% of the Common Shares acquired by Grantee as a result of the settlement of Restricted Stock Units (excluding from the calculation any Common Shares withheld for purposes of satisfying Grantee’s tax obligations in connection with such settlement) until such time as the value of the Common Shares remaining in Grantee’s possession following any sale, assignment, pledge, exchange, gift or other transfer of the Common Shares shall be sufficient to meet any applicable equity interest ownership guidelines of the Company in place at that time. For the avoidance of doubt, at any time when Grantee holds, in the aggregate, Common Shares or other “equity interests”, as applicable, with a value sufficient to satisfy the applicable equity interest ownership guidelines of the Company in place at that time, Grantee may enter into a transaction with respect to any Common Shares acquired by Grantee as a result of the settlement of the Restricted Stock Units without regard to the holding period requirement contained in this Section 2(c) so long as Grantee shall continue to satisfy such equity interest ownership guidelines following such transaction.

(d) Vesting.

(i) The Restricted Stock Units shall vest in accordance with the Notice of Restricted Stock Unit Grant and the terms of this Agreement.

(ii) If the Grantee’s Active Service is terminated due to the Grantee’s death or Disability, a portion of the unvested Time-Vested RSUs as of the date of such termination shall vest and become free of the forfeiture and transfer restrictions contained in this Agreement (except as otherwise provided in Section 2(b) of this Agreement). The portion which shall vest shall be determined by the following formula (rounded to the nearest whole Common Share):

If the Grantee’s Active Service is terminated due to the Grantee’s death or Disability prior to December 31, 2021:

A x B, where

A = one-third of the total number of Time-Vested RSUs granted under this Agreement, and

B = the number of completed calendar days to the date of termination of Active Service since July 2, 2021 divided by the total number of calendar days from July 2, 2021 to December 31, 2021.

If the Grantee’s Active Service is terminated due to the Grantee’s death or Disability after December 31, 2021 but prior to December 31, 2023:

A x B, where

A = one-third of the total number of Time-Vested RSUs granted under this Agreement, and

B = the number of completed calendar days to the date of termination of Active Service since January 1 of the calendar year in which the termination occurs divided by the total number of calendar days in the calendar year in which such termination of Active Service occurs.

If the Grantee’s Active Service is terminated due to the Grantee’s death, the Performance-Vested RSUs shall immediately accelerate and vest, with the Performance Metric deemed achieved at 100% of Target, and the Performance-Vested RSUs shall become free of the forfeiture and transfer restrictions contained in this Agreement (except as otherwise provided in Section 2(b) of this Agreement) as of the date of such Termination.

Additionally, if the Grantee’s Active Service is terminated due to the Grantee’s Disability, the Performance-Vested RSUs will remain outstanding and, subject to the satisfaction of the Performance Metric as set forth on Exhibit A, a portion of the Performance-Vested RSUs shall remain eligible to become earned as of the Certification Date. The portion which shall vest and become earned shall be determined by multiplying (A) the number of Performance-Vested RSUs that become vested and earned in accordance with Exhibit A by (B) the number of completed calendar days to the date of termination of Active Service since January 1, 2021 divided by the total number of calendar days in the Measurement Period.

(iii) The Restricted Stock Units will immediately accelerate and become fully vested (with the Performance Metric for the Performance-Vested RSUs deemed achieved at 100% of Target), if the Grantee experiences a Termination that is the result of a termination by the Company or any of its Subsidiaries for reasons other than Cause (and not due to death or Disability) or by the Grantee for Good Reason, at any time on or within six (6) months prior to a Change in Control or within eighteen (18) months following a Change in Control. For purposes of this agreement, “Good Reason” shall mean (A) “Good Reason” as defined in any employment, severance, consulting or other similar agreement between the Grantee and the Company or any of its Subsidiaries in effect at the time of such Termination, or (B) in the absence of any such employment, severance, consulting or other similar agreement (or in the absence of any definition of “Good Reason” contained therein), (1) a material reduction in the Grantee’s total target annual cash compensation by more than twenty percent (20%), unless the compensation reduction program affects substantially all similarly situated employees of the Company or any of its Subsidiaries, as applicable, and does not affect the Grantee to a greater extent than other similarly situated employees; (2) a material demotion in the Grantee’s duties and responsibilities or functional management level; (3) a requirement that the Grantee relocate more than fifty (50) miles from the Grantee’s principal place of employment; or (4) a material breach by the Company of any of its obligations under this Agreement, in each case, (x) without the Grantee’s written consent and (y) solely to the extent that the Company or any of its Subsidiaries, as applicable, fails to correct such event within thirty (30) days of receiving written notice thereof from the Grantee, which such notice must be provided within thirty (30) days following the initial occurrence of such event. For purposes of clause (B) of the preceding sentence, in order for the Grantee to invoke a Termination for Good Reason, the Grantee must terminate the Grantee’s employment, if at all, within ninety (90) days following the initial occurrence of the Good Reason event.

(iv) All unvested Restricted Stock Units as of the date of termination of the Grantee’s Active Service which do not become vested and/or earned, as applicable, pursuant to this Section 2(d), shall be forfeited, for no consideration as of the date of termination of the Grantee’s Active Service or, if later, with respect to Performance-Vested RSUs that remain eligible to vest and become earned pursuant to Section 2(d)(ii) above, as of the Certification Date.

(v) The term “Active Service” means the period during which the Grantee is actively employed by or providing services to the Company or an Affiliate; provided, however, that Active Service shall not include any period during which the Grantee is on garden leave, completing a notice period or receiving severance pay.

(vi) Any Restricted Stock Units granted under this Award shall remain subject to the clawback provisions in the Plan and any similar policies contemplated therein, including similar policies adopted by the Board or the Committee and as in effect from time to time.

SECTION 3. DATE OF ISSUANCE

The Company shall issue to the Grantee one (1) Common Share for each Restricted Stock Unit that vests, if any, as soon as practicable following the applicable vesting date(s) and in any event within thirty (30) days following the vesting date. The form of delivery (e.g., a share certificate or electronic entry evidencing such Common Shares) shall be determined by the Company.

SECTION 4. SHAREHOLDER RIGHTS

Except as otherwise provided herein, the Grantee shall have no rights as a shareholder with respect to any Common Shares covered by any Restricted Stock Unit unless and until the Grantee has become the holder of record of such Common Shares.

SECTION 5. DIVIDEND EQUIVALENTS

(a) Any dividends paid with respect to the Common Shares underlying the unvested Restricted Stock Units shall not be paid to the Grantee but shall be held by the Company.

(b) The Company shall record the amount of such dividends as dividend equivalents in a bookkeeping account, which dividend equivalents shall be subject to the same vesting conditions as the Restricted Stock Units to which they relate.

(c) Any dividend equivalents held in the bookkeeping account pursuant to this Section 5 which are attributable to Restricted Stock Units which vest pursuant to this Agreement shall be paid to the Grantee within thirty (30) days of the applicable vesting date.

(d) Dividend equivalents attributable to Restricted Stock Units forfeited pursuant to Section 2 of this Agreement shall be forfeited to the Company on the date such Common Shares are forfeited.

SECTION 6. RESTRICTIVE COVENANTS

The Grantee acknowledges and recognizes the highly competitive nature of the business of the Company and accordingly agrees to the Restrictive Covenants contained in Appendix A to this Agreement and/or incorporated herein by reference. The Grantee acknowledges and agrees that the Company’s remedies at law for an actual or threatened breach of any of the provisions of Appendix A would be inadequate and the Company would suffer irreparable damages as a result of such breach or threatened breach. In recognition of this fact, the Grantee agrees that, in the event of such a breach or threatened breach by the Grantee, regardless of whether the Common Shares underlying the Restricted Stock Units have been sold or transferred and in addition to any remedies at law, the Company, without posting any bond, shall be entitled to cease making any payments or providing any benefit otherwise required by this Agreement and obtain equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy which may then be available.

SECTION 7. TAX WITHHOLDING

(a) Responsibility for Taxes. The Grantee acknowledges that, regardless of any action taken by the Company, or if different, the Subsidiary or Affiliate to which the Grantee is providing Active Service (the “Service Recipient”), the ultimate liability for all income tax (including U.S. federal, state, and local taxes and/or non-U.S. taxes), social insurance, payroll tax, fringe benefits tax, payment on account or other tax-related items related to the Grantee’s participation in the Plan and legally applicable or deemed applicable to the Grantee (“Tax-Related Items”) is and remains the Grantee’s responsibility and may exceed the amount, if any, actually withheld by the Company or the Service Recipient. The Grantee further acknowledges that the Company and/or Service Recipient (1) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Restricted Stock Units or the underlying Common Shares, including, but not limited to, the grant, vesting or settlement of the Restricted Stock Units, the subsequent sale of Common Shares acquired pursuant to the such settlement and the receipt of any dividends and dividend equivalents; and (2) do not commit to and are under no obligation to structure the terms of the grant or any aspect of the Restricted Stock Units to reduce or eliminate the Grantee’s liability for Tax-Related Items or achieve any particular tax result. Further, if the Grantee is subject to Tax-Related Items in more than one jurisdiction, the Grantee acknowledges that the Company and/or the Service Recipient (or former Service Recipient, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.

Prior to any relevant taxable or tax withholding event, as applicable, the Grantee agrees to make adequate arrangements satisfactory to the Company and/or the Service Recipient to satisfy all Tax-Related Items. In this regard, the Grantee authorizes the Company and/or Service Recipient, or their respective agents, at their discretion, to satisfy any applicable withholding obligation with regard to all Tax-Related Items by one or a combination of the following:

(i)	withholding from the Grantee’s wages or other cash compensation paid to the Grantee by the Company and/or the Service Recipient;

(ii)	allowing or requiring the Grantee to make a cash payment to cover the Tax-Related Items;

(iii)

withholding from proceeds of the sale of shares of Common Shares acquired upon settlement of the Restricted Stock Units either through a voluntary sale or through a mandatory sale arranged by the Company (on the Grantee’s behalf pursuant to this authorization without further consent);

(iv)

withholding from the Common Shares to be issued to the Grantee upon settlement of the Restricted Stock Units, to the extent the Committee so permits and to the extent it would not result in additional accounting expense; or

(v)	any other method of withholding determined by the Company and permitted by applicable law;

provided, however, that if the Grantee is a Section 16 Officer of the Company under the Exchange Act, then the Company shall establish the method of withholding from alternatives (i)-(iv) herein and, if the Company does not exercise its discretion prior to the applicable withholding event, then the Grantee shall be entitled to elect the method of withholding from the alternatives above.

The Company or the Service Recipient may withhold or account for Tax-Related Items by considering statutory or other withholding rates, including minimum or maximum rates applicable in the Grantee’s jurisdiction(s). In the event of over-withholding, the Grantee may receive a refund of any over-withheld amount in cash (with no entitlement to the equivalent in Common Shares), or if not refunded, the Grantee may seek a refund from the local tax authorities. In the event of under-withholding, the Grantee may be required to pay any additional Tax-Related Items directly to the applicable tax authority or to the Company and/or the Service Recipient. If the obligation for Tax-Related Items is satisfied by withholding in Common Shares, for tax purposes, the Grantee will be deemed to have been issued the full number of Common Shares subject to the vested Restricted Stock Units, notwithstanding that a number of Common Shares is held back solely for the purpose of paying the Tax-Related Items.

(b) The Grantee agrees to pay to the Company or the Service Recipient any amount of Tax-Related Items that the Company or the Service Recipient may be required to withhold or account for as a result of the Grantee’s participation in the Plan that cannot be satisfied by the means previously described. The Company may refuse to issue or deliver the Common Shares or the proceeds of the sale of Common Shares, if the Grantee fails to comply with his or her obligations in connection with the Tax-Related Items.

SECTION 8. NATURE OF GRANT

In accepting the grant, the Grantee acknowledges, understands and agrees that:

(a) the Plan is established voluntarily by the Company, it is discretionary in nature and it may be modified, amended, suspended or terminated by the Company at any time, to the extent permitted by the Plan;

(b) the grant of the Restricted Stock Units is exceptional, voluntary and occasional and does not create any contractual or other right to receive future grants of Restricted Stock Units, or benefits in lieu of Restricted Stock Units, even if Restricted Stock Units have been granted in the past;

(c) all decisions with respect to future Restricted Stock Units or other grants, if any, will be at the sole discretion of the Company;

(d) the Restricted Stock Units and the Grantee’s participation in the Plan shall not create a right to employment or other service relationship with the Company;

(e) the Restricted Stock Units and the Grantee’s participation in the Plan shall not be interpreted as forming or amending an employment or service contract with the Company or the Service Recipient, and shall not interfere with the ability of the Company, the Service Recipient or any Subsidiary or Affiliate, as applicable, to terminate the Grantee’s service relationship (if any);

(f) the Grantee is voluntarily participating in the Plan;

(g) the Restricted Stock Units and the Common Shares subject to the Restricted Stock Units, and the income from and value of same, are not intended to replace any pension rights or compensation;

(h) the Restricted Stock Units and the Common Shares subject to the Restricted Stock Units, and the income from and value of same, are not part of normal or expected compensation for purposes of, including but not limited to, calculating any severance, resignation, termination, redundancy, dismissal, end-of-service payments, bonuses, holiday pay, long-service awards, pension or retirement or welfare benefits or similar payments;

(i) unless otherwise agreed with the Company in writing, the Restricted Stock Units and the Common Shares subject to the Restricted Stock Units, and the income from and value of same, are not granted as consideration for, or in connection with, the service the Grantee may provide as a director of a subsidiary of the Company;

(j) the future value of the underlying Common Shares is unknown, indeterminable and cannot be predicted with certainty;

(k) no claim or entitlement to compensation or damages shall arise from forfeiture of the Restricted Stock Units resulting from the termination of the Grantee’s Active Service (for any reason whatsoever, whether or not later found to be invalid or in breach of employment laws in the jurisdiction where the Grantee is employed or the terms of the Grantee’s employment agreement, if any);

(l) for purposes of the Restricted Stock Units, the Grantee’s service relationship will be considered terminated as of the date the Grantee is no longer actively providing services to the Company, the Service Recipient or any other Subsidiary or Affiliate (regardless of the reason for such termination and whether or not later found to be invalid or in breach of employment laws in the jurisdiction where the Grantee is employed or the terms of the Grantee’s employment agreement, if any), and such date will not be extended by any notice period (e.g., the Grantee’s period of Active Service would not include any contractual notice period or any period of “garden leave” or similar period mandated under employment laws in the jurisdiction where the Grantee is employed or the terms of the Grantee’s employment agreement, if any); the Committee shall have the exclusive discretion to determine when the Grantee is no longer actively providing services for purposes of the Restricted Stock Unit (including whether the Grantee may still be considered to be providing services while on a leave of absence); and

(m) none of the Company, the Service Recipient or any other Subsidiary or Affiliate shall be liable for any foreign exchange rate fluctuation between the Grantee’s local currency and the United States Dollar that may affect the value of the Restricted Stock Unit or of any amounts due to the Grantee pursuant to the settlement of the Restricted Stock Unit or the subsequent sale of any Common Shares acquired upon settlement.

SECTION 9. MISCELLANEOUS PROVISIONS

(a) Ratification of Actions. By accepting this Agreement, the Grantee and each person claiming under or through the Grantee shall be conclusively deemed to have indicated the Grantee’s acceptance and ratification of, and consent to, any action taken under the Plan or this Agreement and Notice of Restricted Stock Unit Grant by the Company, the Board or the Committee.

(b) Notice. Any notice required by the terms of this Agreement shall be given in writing and shall be deemed effective upon personal delivery or upon deposit with the United States Postal Service, by registered or certified mail, with postage and fees prepaid. Notice shall be addressed to the Company at its principal executive office and to the Grantee at the address that he or she most recently provided in writing to the Company.

(c) No Advice Regarding Grant. The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding the Grantee’s participation in the Plan, or the Grantee’s acquisition or sale of the underlying Common Shares. The Grantee should consult with his or her own personal tax, legal and financial advisors regarding the Grantee’s participation in the Plan before taking any action related to the Plan.

(d) Choice of Law. This Agreement and the Notice of Restricted Stock Unit Grant shall be governed by, and construed in accordance with, the laws of Delaware, without regard to any conflicts of law or choice of law rule or principle that might otherwise cause the Plan, this Agreement or the Notice of Restricted Stock Unit Grant to be governed by or construed in accordance with the substantive law of another jurisdiction.

(e) Language. The Grantee acknowledges that he or she is proficient in the English language, or has consulted with an advisor who is proficient in the English language, so as to enable the Grantee to understand the provisions of this Agreement and the Plan. If the Grantee has received this Agreement or any other document related to the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control.

(f) Electronic Delivery and Acceptance. The Company may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means. The Grantee hereby consents to receive such documents by electronic delivery and agree to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.

(g) Waiver. The Grantee acknowledges that a waiver by the Company of breach of any provision of this Agreement shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach by the Grantee or any other Grantee.

(h) Imposition of Other Requirements. The Company reserves the right to impose other requirements on the Grantee’s participation in the Plan, on the Restricted Stock Units and on any Common Shares acquired under the Plan, to the extent the Company determines it is necessary or advisable for legal or administrative reasons, and to require the Grantee to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

(i) Appendices. Notwithstanding any provisions in this Agreement, the Restricted Stock Units shall be subject to any additional terms and conditions set forth in any Appendix to this Agreement for the Grantee’s country. Moreover, if the Grantee relocates to one of the countries included in Appendix B, the additional terms and conditions for such country will apply to the Grantee, to the extent the Company determines that the application of such terms and conditions is necessary or advisable for legal or administrative reasons. The Appendices constitute part of this Agreement.

(j) Insider Trading / Market Abuse. The Grantee acknowledges that, depending on the Grantee’s or the Grantee’s broker’s country or where the Common Shares are listed, the Grantee may be subject to insider trading restrictions and/or market abuse laws which may affect the Grantee’s ability to accept, acquire, sell or otherwise dispose of Common Shares, rights to Common Shares (e.g., Restricted Stock Units) or rights linked to the value of Common Shares (e.g., phantom awards, futures) during such times the Grantee is considered to have “inside information” regarding the Company (as defined in the laws or regulations in the applicable jurisdictions). Local insider trading laws and regulations may prohibit the cancellation or amendment of orders the Grantee placed before the Grantee possessed inside information. Furthermore, the Grantee could be prohibited from (i) disclosing the inside information to any third party (other than on a “need to know” basis) and (ii) “tipping” third parties or causing them otherwise to buy or sell securities. Keep in mind third parties includes fellow employees. Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under any applicable insider trading policy of the Company. The Grantee is responsible for complying with any restrictions and should speak to his or her personal advisor on this matter.

(k) Exchange Control, Foreign Asset/Account and/or Tax Reporting. Depending upon the country to which laws the Grantee is subject, the Grantee may have certain foreign asset/account and/or tax reporting requirements that may affect the Grantee’s ability to acquire or hold Common Shares under the Plan or cash received from participating in the Plan (including from any dividends or dividend equivalents or sale proceeds arising from the sale of Common Shares) in a brokerage or bank account outside the Grantee’s country of residence. The Grantee’s country may require that the Grantee report such accounts, assets or transactions to the applicable authorities in the Grantee’s country. The Grantee also may be required to repatriate cash received from participating in the Plan to his or her country within a certain period of time after receipt. The Grantee is responsible for knowledge of and compliance with any such regulations and should speak with his or her personal tax, legal and financial advisors regarding same.

(l) Arbitration. Any dispute or claim arising out of or relating to the Plan, this Agreement or the Notice of Restricted Stock Unit Grant shall be settled by binding arbitration before a single arbitrator in Chicago, Illinois and in accordance with the Commercial Arbitration Rules of the American Arbitration Association. The arbitrator shall decide any issues submitted in accordance with the provisions and commercial purposes of the Plan, this Agreement and the Notice of Restricted Stock Unit Grant, provided that all substantive questions of law shall be determined in accordance with the state and federal laws applicable in Delaware, without regard to internal principles relating to conflict of laws.

(m) Modification or Amendment. This Agreement may only be modified or amended by written agreement executed by the parties hereto; provided, however, that the adjustments permitted pursuant to Section 10(b) of the Plan may be made without such written agreement.

(n) Severability. In the event any provision of this Agreement shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining provisions of this Agreement, and this Agreement shall be construed and enforced as if such illegal or invalid provision had not been included.

(o) Unsecured Obligation. This Award is unfunded, and as a holder of a vested Award, the Grantee shall be considered a general, unsecured creditor of the Company with respect to the Company’s obligation, if any, to issue Common Shares or other property pursuant to this Agreement.

(p) References to Plan. All references to the Plan shall be deemed references to the Plan as may be amended from time to time.

(q) Section 409A Compliance. Notwithstanding anything herein or in the Plan to the contrary, the Restricted Stock Units granted pursuant to this Agreement are intended to be exempt from the applicable requirements of Section 409A of the Code and shall be limited, construed and interpreted in accordance with such intent. Notwithstanding the foregoing, the Company and its Affiliates make no representations that the Restricted Stock Units granted under this Agreement are exempt from or compliant with Section 409A of the Code and in no event shall the Company or any Affiliate be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by the Grantee on account of non-compliance with Section 409A of the Code.

SECTION 10. DATA PRIVACY

(a) Controller. The Company, with registered address at 4 Overlook Point, Lincolnshire, IL 60069, United States, is the controller responsible for the processing of the Grantee’s personal data in connection with this Restricted Stock Unit and the Plan.

(b) Data Collection and Usage. The Company and its Subsidiaries and Affiliates (and, if applicable, any entity that engages the Grantee to provide services to the Company and its subsidiaries and affiliates) collect, process and use certain personal information about the Grantee, including, but not limited to, the Grantee’s name, home address, telephone number, email address, date of birth, social insurance number, passport or other identification number, salary, nationality, job title, any Common Shares or directorships held in the Company, details of all Restricted Stock Units granted under the Plan or any other entitlement to Common Shares awarded, cancelled, exercised, vested, unvested or outstanding in the Grantee’s favor (“Data”), for the legitimate purpose of implementing, administering and managing the Plan. Where required, the legal basis for the collection and processing of Data is the Grantee’s consent.

(c) Stock Plan Administrator. The Grantee understands that the Company may transfer Data to a third-party stock plan administrator (“Stock Plan Administrator”), which assists the Company, presently or in the future, with the implementation, administration and management of the Plan. The Grantee may be asked to agree on separate terms and data processing practices with the Stock Plan Administrator, with such agreement being a condition to the ability to participate in the Plan. Where required, the legal basis for the transfer of Data to the Stock Plan Administrator is the Grantee’s consent.

(d) International Data Transfers. The Company is, and the Stock Plan Administrator may be, based in the United States. The Grantee’s country or jurisdiction may have different data privacy laws and protections than the United States. Where required, the Company’s legal basis for the transfer of Data to the United States is the Grantee’s consent.

(e) Data Retention. The Company will hold and use Data only as long as is necessary to implement, administer and manage the Grantee’s participation in the Plan, or as required to comply with legal or regulatory obligations, including under tax, exchange control, securities and labor laws. This may mean Data is retained until after the Grantee’s Active Service ends, plus any additional time periods necessary for compliance with law, exercise or defense of legal rights, archiving, back-up and deletion purposes.

(f) Voluntariness and Consequences of Consent Denial or Withdrawal. Participation in the Plan is voluntary and the Grantee is providing the consents herein on a voluntary basis. The Grantee understands that the Grantee may request to stop the transfer and processing of the Data for purposes of the Grantee’s participation in the Plan and that his or her service relationship will not be affected. The only consequence of refusing or withdrawing consent is that the Company would not be able to allow the Grantee to participate in the Plan. The Grantee understands that the Data will still be processed in relation to his or her service relationship for record-keeping purposes.

(g) Data Subject Rights. The Grantee has a number of rights under data privacy laws in the Grantee’s jurisdiction. Depending on where the Grantee is based, such rights may include the right to (i) request access to or copies of Data that the Company processes, (ii) rectify incorrect Data, (iii) delete Data, (iv) restrict the processing of Data, (v) restrict the portability of Data, (vi) lodge complaints with competent authorities in the Grantee’s jurisdiction, and/or (vii) receive a list with the names and addresses of any potential recipients of Data. To receive clarifications regarding these rights or to exercise these rights, the Grantee can contact executive.compensation@alight.com.

EXHIBIT A

Performance Restriction

The Committee will evaluate current and future offerings periodically to determine treatment and the target performance metrics under the Plan and in respect of any Awards granted thereunder. To best reflect the metric that will determine the Company’s achievement of performance goals, we will use the Company’s Total Contract Value (as defined below) (“TCV”) of Business Process as a Service (“BPaaS”) bookings for the Measurement Period (the “Performance Metric” or “BPaaS TCV Bookings”). The Company’s BPaaS TCV Bookings will be disclosed quarterly to measure our continuing performance and achievement against our performance goals, as set forth below.

Determination of Performance-Vested RSUs Earned

Subject to the terms and conditions set forth in the Plan and the Agreement, the portion of the Performance-Vested RSUs subject to this Award, if any, that become vested during the Measurement Period will be determined upon the Committee’s certification of achievement of the Performance Metric in accordance with this Exhibit A, which shall occur within sixty (60) days following the end of the Measurement Period (the “Certification Date”).

On the Certification Date, the Committee shall certify the Company’s achievement of the Performance Metric and, based on such achievement, the percentage of the Performance-Vested RSUs that vest shall be determined in accordance with the table below, with the percentage of Performance-Vested RSUs earned linearly interpolated based upon the achievement of BPaaS TCV Bookings between the listed values. Notwithstanding anything in this Agreement, the Notice of Restricted Stock Unit Grant or the Plan to the contrary, no Performance-Vested RSUs shall vest unless the BPaaS TCV Bookings achieved for the Measurement Period, as determined in the Committee’s sole discretion in accordance with this Exhibit A, is greater than $1.1 billion, and in no event shall more than 250% of the Target Number of Performance-Vested RSUs vest. Any Performance-Vested RSUs that are not vested as of the Certification Date will be forfeited, for no consideration. The Performance Metric values for the Measurement Period are as follows:

Cumulative BPaaS TCV Bookings	Performance Metric Level of Achievement	Percentage of Performance-Vested RSUs Earned
$1.1 billion	Minimum	0%
$1.5 billion	Target or 100%	100%
$1.8 billion	Maximum	250%

Defined Terms

“BPaaS TCV Bookings” means the Total Contract Value (as defined below) for a new contract or new work/renewal conversion with an existing client for BPaaS solutions and which must include one or more of the following eligible products:

•	Health Benefits Administration with SmartBen platform

•	Healthcare Navigation

•	Global payroll with HRx platform

•	Comprehensive CAS (Cloud Application Services)

•	Total Health Bundle

•	Payroll Services Bundle

•	Financial Wellness Bundle

•	ROI guarantee outcome-based pricing

•	Market Place

•	Clinical Navigation

•	Next Best Dollar AI

•	AI-driven employer insights

•	Global total communication statement

Other products may be added to the eligible products list through current product & technology developments, including new Worklife engines.

“Eligible Agreement” means an agreement signed during the Measurement Period and included within the Alight Solutions quarterly BPaaS bookings disclosure.

“Total Contract Value” means the total value of an Eligible Agreement. If a contract is terminated prior to go-live, then the remaining contract value will be removed from the calculation of the Total Contract Value. If the contract is only partially implemented, then the Total Contract Value will be adjusted to reflect actuals.

“Measurement Period” means January 1, 2021 through December 31, 2023.

Exhibit A

Appendix A

Restrictive Covenants

1. Non-Competition; Non-Solicitation; Non-Disparagement.

(a) The Grantee acknowledges and recognizes the highly competitive nature of the businesses of the Company and its Subsidiaries, and accordingly agrees as follows:

(i) During the Grantee’s employment or service with the Company or any of its Affiliates or Subsidiaries (the “Employment Term”) and for the Restricted Period (as defined in Appendix A-1), the Grantee will not, whether on the Grantee’s own behalf or on behalf of or in conjunction with any person, firm, partnership, joint venture, association, corporation or other business organization, entity or enterprise whatsoever (for the purposes of this Appendix A, a “Person”), directly or indirectly solicit or assist in soliciting any business of the same type or kind as the Covered Business performed by the Restricted Group from or with respect to (A) clients or customers of the Restricted Group with respect to whom the Grantee provided services, either alone or with others, or had a business relationship, or on whose account the Grantee worked or became familiar, or supervised directly or indirectly the servicing activities with respect to that client or customer, during the twenty-four month period prior to the last day of the Grantee’s Employment Term (the “Termination Date”), and further provided such clients or customers were clients or customers of the Restricted Group either on such Termination Date or during the twenty-four months prior thereto, and (B) prospective clients or customers of the Restricted Group which the Grantee alone, in combination with others, or in a supervisory capacity, solicited during the eighteen months prior to the Grantee’s Termination Date.

(ii) During the Employment Term and the Restricted Period, the Grantee will not directly or indirectly, as an individual, partner, shareholder, officer, director, principal, agent, trustee or consultant:

(A) engage in, or acquire a financial interest in or otherwise become actively involved with any Person engaged in, the Covered Business within any country where the Restricted Group engages, or plans to engage, in the Covered Business as of the Grantee’s Termination Date; or

(B) intentionally and adversely interfere with, or intentionally attempt to adversely interfere with, business relationships between the members of the Restricted Group and any of their clients, customers, suppliers, partners, members or investors.

(iii) Notwithstanding anything to the contrary in this Appendix A, the Grantee may, directly or indirectly own, solely as an investment, securities of any Person engaged in the Covered Business which are publicly traded on a national or regional stock exchange or on the over-the-counter market if the Grantee (A) is not a controlling person of, or a member of a group which controls, such person and (B) does not, directly or indirectly, own 2% or more of any class of securities of such Person.

(iv) During the Employment Term and the Restricted Period, the Grantee will not, whether on the Grantee’s own behalf or on behalf of or in conjunction with any Person, directly or indirectly:

(A) solicit or encourage any employee of the Restricted Group to leave the employment of the Restricted Group;

(B) hire or cause to be hired any executive-level employee (i.e., Vice President management level and above or other equivalent role or function) who was employed by the Restricted Group as of the Grantee’s Termination Date or who left the employment of the Restricted Group coincident with, or within one (1) year prior to, or after, the Grantee’s Termination Date; or

(C) encourage any consultant of the Restricted Group to cease working with the Restricted Group.

(v) For purposes of this Agreement:

(A) “Covered Business” means (1) developing and implementing software and services solutions for, and providing (x) health and welfare (including participant advocacy, healthcare navigation, reimbursement accounts, Medicare enrollment services and other ancillary point solutions services) and retirement (including any defined contribution participant financial advisory and self-directed brokerage account services and other ancillary point solutions services) benefits administration services and (y) hosted and cloud-based human resources business process outsourcing administration and implementation services (including payroll processing, HR data management services, cloud advisory, deployment and application management services for cloud human capital management and financial platforms), (2) human resource and other related communications consulting services, and/or (3) such businesses (not described in (1) or (2) above) in which the Restricted Group engages or has plans to engage (as evidenced by the investment of time or resources therein), in each case, as of the Grantee’s Termination Date.

(B) “Restricted Group” means, collectively, the Company and its Affiliates.

(b) During the Employment Term and at all times thereafter, the Grantee agrees not to make, or cause any other person to make, any communication that is intended to disparage, or has the effect of disparaging, the Company or any of its Affiliates, Subsidiaries, agents, shareholders, members, or advisors (or any of its or their respective employees, officers or directors) (it being understood that communication made in the Grantee’s good faith performance of the Grantee’s duties hereunder shall not be deemed disparaging for purposes of this Agreement). Nothing set forth herein shall be interpreted to prohibit the Grantee from responding truthfully to incorrect public statements, making truthful statements when required by law, subpoena or court order and/or from responding to any inquiry by any regulatory or investigatory organization.

(c) In signing this Agreement, the Grantee gives the Company and its Affiliates assurance that the Grantee has carefully read and considered all of the terms and conditions of this Agreement, including the restraints imposed under this Section 1. The Grantee agrees that these restraints are necessary for the reasonable and proper protection of the Company and its Affiliates and their trade secrets and confidential information and that each and every one of the restraints is reasonable in respect to subject matter, length of time and geographic area, and that these restraints, individually or in the aggregate, will not prevent the Grantee from obtaining other suitable employment during the period in which the Grantee is bound by the restraints. The Grantee acknowledges that each of these covenants has a unique, very substantial and immeasurable value to the Company and its Affiliates and that the Grantee has sufficient assets and skills to provide a livelihood while such covenants remain in force. The Grantee further covenants that the Grantee will not challenge the reasonableness or enforceability of any of the covenants set forth in this Section 1. It is also agreed that the Company’s Affiliates will have the right to enforce all of the Grantee’s obligations to such Affiliates under this Agreement, including, without limitation, pursuant to this Section 1.

(d) It is expressly understood and agreed that although the Grantee and the Company and its Affiliates consider the restrictions contained in this Section 1 to be reasonable, if a final judicial determination is made by a court of competent jurisdiction that the time or territory or any other restriction contained in this Appendix A is an unenforceable restriction against the Grantee, the provisions of this Appendix A shall not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such maximum extent as such court may judicially determine or indicate to be enforceable. Alternatively, if any court of competent jurisdiction finds that any restriction contained in this Appendix A is unenforceable, and such restriction cannot be amended so as to make it enforceable, such finding shall not affect the enforceability of any of the other restrictions contained herein.

Appendix A-2

(e) The period of time during which the provisions of this Section 1 shall be in effect shall be extended by the length of time during which the Grantee is in breach of the terms hereof as determined by any court of competent jurisdiction on the application for injunctive relief of the Company or any other member of the Restricted Group.

(f) The provisions of Section 1 hereof shall survive the termination of the Grantee’s employment or service for any reason.

2. Confidentiality; Intellectual Property.

(a) Confidentiality.

(i) The Grantee will not at any time (whether during or after the Grantee’s employment with or service to the Company or any of its Affiliates or Subsidiaries) (A) retain or use for the benefit, purposes or account of the Grantee or any other Person; or (B) disclose, divulge, reveal, communicate, share, transfer or provide access to any Person outside the Company or any of its Affiliates and Subsidiaries (other than the Grantee’s professional advisers who are bound by confidentiality obligations or otherwise in performance of the Grantee’s duties under the Grantee’s employment or service and pursuant to customary industry practice), any non-public, proprietary or confidential information — including without limitation trade secrets, know-how, research and development, software, databases, inventions, processes, formulae, technology, designs and other intellectual property, information concerning finances, investments, profits, pricing, costs, products, services, vendors, customers, clients, partners, investors, personnel, compensation, recruiting, training, advertising, sales, marketing, promotions, government and regulatory activities and approvals — concerning the past, current or future business, activities and operations of the Company or any of its Affiliates or Subsidiaries and/or any third party that has disclosed or provided any of same to the Company or any of its Affiliates or Subsidiaries on a confidential basis (“Confidential Information”), without the prior written authorization of the Board.

(ii) “Confidential Information” shall not include any information that is (A) generally known to the industry or the public other than as a result of the Grantee’s breach of this covenant; (B) made legitimately available to the Grantee by a third party without breach of any confidentiality obligation of which the Grantee has knowledge; or (C) required by law to be disclosed; provided that with respect to subsection (C) the Grantee shall give prompt written notice to the Company of such requirement, disclose no more information than is so required, and reasonably cooperate with any attempts by the Company or any of its Affiliates or Subsidiaries to obtain a protective order or similar treatment.

(iii) Except as required by law, the Grantee will not disclose to anyone, other than the Grantee’s family (it being understood that, in this Agreement, the term “family” refers to the Grantee, the Grantee’s spouse, children, parents and spouse’s parents) and advisors, the existence or contents of this Agreement; provided that the Grantee may disclose to any prospective future employer or service recipient the provisions of this Appendix A. This Section 2(a)(iii) shall terminate if any member of the Restricted Group publicly discloses a copy of this Agreement (or, publicly discloses summaries or excerpts of this Agreement, to the extent so disclosed).

(iv) Upon termination of the Grantee’s employment with or service to the Company or any of its Affiliates or Subsidiaries for any reason, the Grantee shall (A) cease and not thereafter commence use of any Confidential Information or intellectual property (including without limitation, any patent, invention, copyright, trade secret, trademark, trade name, logo, domain name or other source indicator) owned or used by the Company or its Subsidiaries or Affiliates; and (B) immediately destroy, delete, or return to the Company, at the Company’s option, all originals and copies in any form or medium (including memoranda, books, papers, plans, computer files, letters and other data) in the Grantee’s possession or control (including any of the foregoing stored or located in the Grantee’s office, home, laptop or other computer, whether or not the Company’s property) that contain Confidential Information, except that the Grantee may retain only those portions of any personal notes, notebooks and diaries that do not contain any Confidential Information.

Appendix A-3

(v) 18 U.S.C. § 1833(b) provides: “An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that (A) is made (x) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (y) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.” Nothing in this Agreement is intended to conflict with 18 U.S.C. § 1833(b) or create liability for disclosures of trade secrets that are expressly allowed by 18 U.S.C. § 1833(b). Accordingly, the parties to this Agreement have the right to disclose in confidence trade secrets to federal, state, and local government officials, or to an attorney, for the sole purpose of reporting or investigating a suspected violation of law. The parties also have the right to disclose trade secrets in a document filed in a lawsuit or other proceeding, but only if the filing is made under seal and protected from public disclosure.

(vi) Nothing in this Agreement shall prohibit or restrict the Grantee from, or shall be interpreted so as to impede the Grantee (or any other individual) from, reporting possible violations of federal law or regulation to any governmental agency or entity, including but not limited to the Department of Justice, the Securities and Exchange Commission, the Congress, and any agency Inspector General, or making other disclosures under the whistleblower provisions of federal law or regulation. The Grantee does not need the prior authorization of the Company or any of its Affiliates or Subsidiaries to make any such reports or disclosures, and the Grantee shall not be not required to notify the Company or any of its Affiliates or Subsidiaries that such reports or disclosures have been made.

(b) Intellectual Property.

(i) If the Grantee creates, invents, designs, develops, contributes to or improves any works of authorship, inventions, intellectual property, materials, documents or other work product (including, without limitation, research, reports, software, databases, systems, applications, presentations, textual works, content, or audiovisual materials) (“Works”), either alone or with third parties, at any time during the Grantee’s employment by or service to the Company or any of its Affiliates or Subsidiaries and within the scope of such employment or service and/or with the use of any resources of the Company or any of its Affiliates or Subsidiaries (“Company Works”), the Grantee shall promptly and fully disclose same to the Company and hereby irrevocably assigns, transfers and conveys, to the maximum extent permitted by applicable law, all of the Grantee’s right, title, and interest therein (including rights under patent, industrial property, copyright, trademark, trade secret, unfair competition, other intellectual property laws, and related laws) to the Company to the extent ownership of any such rights does not vest originally in the Company. If the Grantee creates any written records (in the form of notes, sketches, drawings, or any other tangible form or media) of any Company Works, the Grantee will keep and maintain same. The records will be available to and remain the sole property and intellectual property of the Company or its Affiliate or Subsidiary (as applicable) at all times.

(ii) The Grantee shall take all requested actions and execute all requested documents (including any licenses or assignments required by a government contract) at the Company’s or its Affiliate’s or Subsidiary’s expense (but without further remuneration) to assist the Company or its Affiliate or Subsidiary in validating, maintaining, protecting, enforcing, perfecting, recording, patenting or registering any of the rights of the Company or its Affiliates or Subsidiaries in the Company Works.

(iii) The Grantee shall not improperly use for the benefit of, bring to any premises of, divulge, disclose, communicate, reveal, transfer or provide access to, or share with the Company or any of its Affiliates or Subsidiaries any confidential, proprietary or non-public information or intellectual property relating to a former employer or other third party without the prior written permission of such third party. The Grantee shall comply with all relevant policies and guidelines of the Company or its Affiliates or Subsidiaries that are from time to time previously disclosed to the Grantee, including regarding the protection of Confidential Information and intellectual property and potential conflicts of interest.

Appendix A-4

(c) The provisions of Section 2 hereof shall survive the termination of the Grantee’s employment or service for any reason.

Appendix A-5

Appendix A-1

Restricted Period

Unless otherwise provided herein, the Restricted Period shall be two (2) years following the date that the Grantee ceases to be employed by or providing services to the Company or any of its Affiliates or Subsidiaries. Notwithstanding the preceding sentence, solely for purposes of the covenants set forth in Section 1(a)(ii) of Appendix A, the table below specifies the number of months of the Restricted Period applicable to the Grantee following the date that the Grantee ceases to be employed by or providing services to the Company or any of its Affiliates (such period, the “Non-Competition Restricted Period”). The Grantee’s Non-Competition Restricted Period shall be designated by the Grantee’s function and role as performed for the Company or any of its Affiliates or Subsidiaries at the time of such Grantee’s termination of employment or service and as determined by the Company in accordance with the table below. The Non-Competition Restricted Period shall commence from the date the Grantee ceases to be employed by or providing services to the Company or any of its Affiliates or Subsidiaries.

Non-Competition Restricted Period

Director or Vice President (or equivalent)	9 months

Executive Vice President (or equivalent)	12 months

Chief (or equivalent)	The greater of (x) 12 months or (y) the period following the Grantee’s termination of employment or service during which the Grantee is entitled to receive any severance, separation, termination or other similar pay or benefits pursuant to any employee benefit plan or other arrangement or agreement between the Grantee and the Company or any of its Affiliates or Subsidiaries.

ALIGHT, INC.

2021 OMNIBUS INCENTIVE PLAN

Appendix B to the Restricted Stock Unit Award Agreement

Country Specific Terms and Conditions

Capitalized terms used but not defined in this Appendix B shall have the same meanings assigned to them in the Plan, the Grant Notice and/or the Agreement.

Terms and Conditions

This Appendix B includes additional terms and conditions that govern the grant of Restricted Stock Units if the Grantee works and/or resides in one of the countries listed below. If the Grantee is a citizen or resident of a country other than the one in which the Grantee is currently working and/or residing (or is considered as such for local law purposes), or if the Grantee transfers employment and/or residency to a different country after the Restricted Stock Units are granted, the Company will, in its discretion, determine the extent to which the terms and conditions contained herein shall be applicable to the Grantee.

Notifications

This Appendix B also includes information regarding certain other issues of which the Grantee should be aware with respect to the Grantee’s participation in the Plan. The information is based on the securities, exchange control, tax and other laws in effect in the respective countries as of August 2021. Such laws are often complex and change frequently. As a result, the Grantee should not rely on the information noted herein as the only source of information relating to the consequences of his or her participation in the Plan because the information may be out-of-date at the time the Grantee vests in the Restricted Stock Units or sells any Common Shares acquired under the Plan.

In addition, the information contained herein is general in nature and may not apply to the Grantee’s particular situation. As a result, the Company is not in a position to assure the Grantee of any particular result. Accordingly, the Grantee should seek appropriate professional advice as to how the relevant laws in the Grantee’s country may apply to the Grantee’s individual situation.

If the Grantee is a citizen or resident of a country other than the one in which the Grantee is currently working and/or residing (or is considered as such for local law purposes), or if the Grantee transfers employment/service and/or residency to a different country after the Restricted Stock Units are granted, the information contained in this Appendix may not be applicable to the Grantee in the same manner.

AUSTRIA

Terms and Conditions

Notifications

Exchange Control Information. If the Grantee holds Common Shares acquired under the Plan outside of Austria or cash (including proceeds from the sale of Common Shares), the Grantee must submit a report to the Austrian National Bank. An exemption applies if the value of the Common Shares as of any given quarter does not exceed €30,000,000 or if the value of the Common Shares in any given year as of December 31 does not exceed €5,000,000. If the former threshold is exceeded, quarterly obligations are imposed, whereas if the latter threshold is exceeded, annual reports must be given. The deadline for filing the annual report is January 31 of the following year and the deadline for the quarterly report is the 15th of the month following the end of the respective quarter.

A separate reporting requirement applies when the Grantee sells Common Shares acquired under the Plan or receives a dividend. In that case, there may be exchange control obligations if the cash proceeds are held outside of Austria. If the transaction volume of all accounts abroad exceeds €10,000,000, the movements and balances of all accounts must be reported monthly, as of the last day of the month, on or before the 15th day of the following month, on the prescribed form (Meldungen SI-Forderungen und/oder SI-Verpflichtungen). Please note that the foregoing monetary thresholds may be subject to change effective January 1, 2022.

BELGIUM

Notifications

Foreign Asset/Account Reporting Information. Belgian residents are required to provide the National Bank of Belgium with the account details of any foreign securities or bank accounts (including the account number, bank name and country in which any such account was opened) on his or her annual tax return. This report, as well as additional information on how to complete it, can be found on the website of the National Bank of Belgium, www.nbb.be, under the Kredietcentrales / Centrales des crédits caption.

CANADA

Terms and Conditions

Payment After Vesting. This provision supplements Section 2(d) of the Agreement:

As provided herein, any Restricted Stock Units that vest will be paid to Grantee in whole Common Shares. For the avoidance of doubt, any Restricted Stock Units that vest will not be settled in cash.

Nature of Grant. The following provision replaces Section 8(l) of the Agreement:

For purposes of the Restricted Stock Units, the Grantee’s status as a Service Provider will be considered terminated as of the date that is the earliest of: (i) the date that the Grantee’s Active Service with the Company or the Service Recipient is terminated; or (ii) the date that the Grantee receives written notice of termination of Active Service, regardless of any notice period or period of pay in lieu of such notice required under any employment law in the country where the Grantee resides (including, but not limited to, statutory law, regulatory law and/or common law), even if such law is otherwise applicable to the Grantee’s employment

Appendix B-2

benefits from the Service Recipient. Unless otherwise expressly provided in this Agreement (including by reference in the Plan materials) or determined by the Committee, the Grantee’s right to vest in the Restricted Stock Units under the Plan, if any, will terminate as of such date. In the event the date the Grantee is no longer providing Active Service cannot be reasonably determined under the terms of this Agreement and/or the Plan, the Committee shall have the exclusive discretion to determine when the Grantee’s status as a Service Provider will be considered terminated for purposes of the Restricted Stock Units (including whether the Grantee may still be considered to be providing services while on a leave of absence).

Notwithstanding the foregoing, if applicable employment standards legislation explicitly requires continued participation in the Plan during a statutory notice period, the Grantee acknowledges that his or her right to participate in the Plan, if any, will terminate effective as of the last day of the Grantee’s minimum statutory notice period, but the Grantee will not earn or be entitled to pro-rata vesting to the extent any vesting date falls after the end of the Grantee’s statutory notice period, nor will the Grantee be entitled to any compensation for lost vesting.

The following provisions apply to Grantees in Quebec:

Language Consent. The parties acknowledge that it is their express wish that the Agreement, as well as all documents, notices, and legal proceedings entered into, given or instituted pursuant hereto or relating directly or indirectly hereto, be drawn up in English.

Consentement Relatif à la Langue Utilisée. Les parties reconnaissent avoir expressément souhaité que la convention, ainsi que tous les documents, avis et procédures judiciares, éxécutés, donnés ou intentés en vertu de, ou liés directement ou indirectement à la présente convention, soient rédigés en langue anglaise.

Data Privacy. The following provision supplements Section 10 of the Agreement:

The Grantee hereby authorizes the Company and the Company’s representatives to discuss with and obtain all relevant information from all personnel, professional or not, involved in the administration of the Plan. The Grantee further authorizes the Company, the Service Recipient and the Committee to disclose and discuss the Plan with their advisors and to record all relevant information and keep such information in the Grantee’s employee file.

Notifications

Securities Law Information. The Grantee is permitted to sell Common Shares acquired under the Plan through the designated broker appointed under the Plan, if any, provided the sale of Common Shares takes place outside of Canada through the facilities of a stock exchange on which Common Shares are listed. The Common Shares are currently traded on the NYSE, which is located outside of Canada, under the ticker symbol “ALIT” and Common Shares acquired under the Plan may be sold through this exchange.

Foreign Asset / Account Reporting Information. Canadian residents are required to report foreign specified property, including Common Shares and rights to receive Common Shares (e.g., Restricted Stock Units), on form T1135 (Foreign Income Verification Statement) if the total cost of the foreign specified property exceeds C$100,000 at any time in the year. Restricted Stock Units must be reported (generally at a nil cost) if the C$100,000 cost threshold is exceeded because of other foreign specified property held by the resident. The Form T1135 must be filed by April 30 of the following year. When Common Shares are acquired, their cost generally is the adjusted cost base (“ACB”) of the Common Shares. The ACB would ordinarily equal the fair market value of the Common Shares at the time of acquisition, but if other Common Shares are owned, this ACB may have to be averaged with the ACB of the other Common Shares. The Grantee should consult his or her personal legal advisor to ensure compliance with applicable reporting obligations.

Appendix B-3

FRANCE

Terms and Conditions

Type of Grant. The Restricted Stock Units are not granted as “French-qualified” awards and are not intended to qualify for the special tax and social security treatment applicable to Common Shares granted for no consideration under Sections L. 225-197-1 and seq.to L. 225-197-5 and Sections L. 22-10-59 to L.22-10-60 of the French Commercial Code, as amended.

Language. By accepting the Restricted Stock Units, the Grantee confirms having read and understood the documents relating to the Restricted Stock Units that were provided to the Grantee in English.

En acceptant l’attribution d’actions gratuites « Restricted Stock Units », le Participant confirme avoir lu et compris les documents relatifs aux Restricted Stock Units qui ont été communiqués au Participant en langue anglaise.

Notifications

Foreign Asset/Account Reporting Information. If the Grantee holds cash or Common Shares outside of France or maintains a foreign bank or brokerage account (including accounts that were opened and closed during the tax year), the Grantee is required to report such assets and accounts to the French tax authorities on an annual basis on a specified form, together with the income tax return. Failure to complete this reporting can trigger significant penalties.

INDIA

Notifications

Exchange Control Information. The Grantee must repatriate any proceeds from the sale of Common Shares acquired under the Plan or the receipt of any dividends or dividend equivalents paid on such Common Shares to India and convert the proceeds into local currency within such period of time as required under applicable regulations. The Grantee will receive a foreign inward remittance certificate (“FIRC”) from the bank where the Grantee deposits the foreign currency. The Grantee should maintain the FIRC as evidence of the repatriation of funds in the event the Reserve Bank of India or the Service Recipient requests proof of repatriation. The Grantee acknowledges that it is the Grantee’s responsibility to comply with applicable exchange control laws in India.

Foreign Asset/Account Reporting Information. Indian residents are required to declare any foreign bank accounts and any foreign financial assets (including Common Shares held outside of India) in their annual tax returns. The Grantee is responsible for complying with this reporting obligation and should confer with his or her personal tax advisor to determine his or her obligations in this regard.

Appendix B-4

ITALY

Terms and Conditions

Plan Acknowledgement. In accepting the Restricted Stock Units, the Grantee expressly approves and agrees to the following provisions of the Agreement:

Section 7 (“Tax Withholding”); Section 8 (“Nature of Grant”); Section 9 (“Miscellaneous Provisions” including “Choice of Law,” “Electronic Delivery and Acceptance,” “No Advice Regarding Grant,” “Language,” “Appendices,” and “Imposition of Other Requirements”); and Section 10 (“Data Privacy”).

Notifications

Foreign Asset/Account Reporting Information. Italian residents who, at any time during the fiscal year, hold foreign financial assets (including cash and Common Shares) that may generate taxable income in Italy are required to report these assets on their annual tax returns (UNICO Form, RW Schedule) for the year during which the assets are held, or on a special form if no tax is due. These reporting obligations will also apply to Italian residents who are the beneficial owners of foreign financial assets under Italian money laundering provisions.

Foreign Financial Assets Tax. The fair market value of any Common Shares held outside of Italy is subject to a foreign assets tax. Financial assets include Common Shares acquired under the Plan. The taxable amount will be the fair market value of the financial assets assessed at the end of the calendar year. The Grantee should consult with his or her personal tax advisor about the foreign financial assets tax.

NETHERLANDS

There are no country specific terms or conditions.

PUERTO RICO

There are no country specific terms or conditions.

SINGAPORE

Terms and Conditions

Restriction on Sale of Common Shares. The Restricted Stock Units are subject to section 257 of the Securities and Futures Act (Chapter 289, 2006 Ed.) (“SFA”) and the Grantee will not be able to make any subsequent offer to sell or sale of the Common Shares in Singapore, unless such offer or sale is made (1) after six (6) months from the Effective Date of Grant; (2) pursuant to the exemptions under Part XIII Division (1) Subdivision (4) (other than section 280) of the SFA; or (3) pursuant to and in accordance with any the conditions of any applicable provision of the SFA.

Notifications

Securities Law Information. The grant of the Restricted Stock Units is being made in reliance on section 273(1)(f) of the SFA and is not made with a view to the Common Shares being subsequently offered for sale to any other party. The Plan has not been, and will not be, lodged or registered as a prospectus with the Monetary Authority of Singapore.

Appendix B-5

Director Notification Obligation. Directors (including alternative directors, substitute directors and shadow directors1) of a Singaporean Subsidiary are subject to certain notification requirements under the Singapore Companies Act. The directors must notify the Singaporean Subsidiary in writing of an interest (e.g., the Restricted Stock Units or Common Shares) in the Company Group within a prescribed period of time from (i) its acquisition or disposal, (ii) any change in a previously-disclosed interest (e.g., upon vesting of the Restricted Stock Units or when Common Shares acquired under the Plan are subsequently sold), or (iii) becoming the CEO or a director. If the Grantee is the chief executive officer (“CEO”) of the Company’s Singaporean Subsidiary and the above notification requirements are determined to apply to the CEO of a Singaporean subsidiary, the above notification requirements also may apply.

SPAIN

Terms and Conditions

Nature of Grant. The following provisions supplement Section 8 of the Agreement:

By accepting the grant of Restricted Stock Units, the Grantee acknowledges that the Grantee consents to participation in the Plan and has received a copy of the Plan. The Grantee understands that the Company has unilaterally, gratuitously and discretionally decided to grant Restricted Stock Units under the Plan to individuals who may be employees or other Service Providers of the Company throughout the world. The decision is a limited decision that is entered into upon the express assumption and condition that any grant will not economically or otherwise bind the Company on an ongoing basis except as provided in the Plan. Consequently, the Grantee understands that the Restricted Stock Units are granted on the assumption and condition that the Restricted Stock Units or the Common Shares acquired upon vesting shall not become a part of any employment contract with any member of the Company and shall not be considered a mandatory benefit, salary for any purposes (including severance compensation) or any other right whatsoever. In addition, the Grantee understands that this grant would not be made to the Grantee but for the assumptions and conditions referred to above; thus, the Grantee acknowledges and freely accepts that should any or all of the assumptions be mistaken or should any of the conditions not be met for any reason, then the Restricted Stock Units shall be null and void.

The Grantee understands and agrees that, unless otherwise provided in the Agreement, the vesting and settlement of the Restricted Stock Units is expressly conditioned on the Grantee’s continuous service such that if his or her employment or rendering of services terminates for any reason whatsoever, the Grantee’s Restricted Stock Units will cease vesting immediately effective as of the date of such termination for any reason including, but not limited to, resignation, retirement, disciplinary dismissal adjudged to be with cause, disciplinary dismissal adjudged or recognized to be without cause (i.e., subject to a “despidoimprocedente”), individual or collective dismissal on objective grounds, whether adjudged or recognized to be with or without cause, material modification of the terms of employment under Article 41 of the Workers’ Statute, relocation under Article 40 of the Workers’ Statute, and/or Article 50 of the Workers’ Statute, unilateral withdrawal by the Service Recipient and under Article 10.3 of the Royal Decree 1382/1985.

[1]

A shadow director is an individual who is not on the board of directors of a company but who has sufficient control so that the board of directors acts in accordance with the “directions or instructions” of the individual.

Appendix B-6

Consequently, upon termination for any of the above reasons, the Grantee will automatically lose any rights to Restricted Stock Units granted to him or her that were unvested on the date of termination, as described in the Agreement.

Notifications

Securities Law Information. The Restricted Stock Units and the Common Shares issued pursuant to the vesting of the Restricted Stock Units do not qualify under Spanish regulations as securities. No “offer of securities to the public,” as defined under Spanish law, has taken place or will take place in the Spanish territory.

The Agreement has not been nor will it be registered with the Comisión Nacional del Mercado de Valores and does not constitute a public offering prospectus.

Exchange Control Information. The acquisition of Common Shares and subsequent sales of Common Shares must be declared for statistical purposes to the Dirección General de Comercio e Inversiones (the “DGCI”). Because the Grantee will not purchase or sell the Common Shares through the use of a Spanish financial institution, the Grantee will need to make the declaration by filing a D-6 form with the DGCI.

Generally, the D-6 form must be filed each January while the Common Shares are owned. However, if the value of the Common Shares acquired under the Plan or the amount of the sale A-17 proceeds exceeds €1,502,530, the declaration must be filed within one month of the acquisition or sale, as applicable.

In addition, any securities accounts (including brokerage accounts held abroad), as well as the securities (including Common Shares) held in such accounts, may need to be declared electronically to the Bank of Spain, depending on the value of the transactions during the prior tax year or the balances in such accounts as of December 31 of the prior tax year.

SWEDEN

Terms and Conditions

Authorization to Withhold. The following provision supplements Section 7 of the Agreement:

Without limiting the Company’s and the Service Recipient’s authority to satisfy their withholding obligations for Tax-Related Items as set forth in Section 7 of the Agreement, by accepting the right to acquire Common Shares, the Grantee authorizes the Company and/or the Service Recipient to withhold Common Shares or to sell Common Shares otherwise deliverable upon vesting to satisfy Tax-Related Items, regardless of whether the Company and/or the Service Recipient have an obligation to withhold such Tax-Related Items.

UNITED KINGDOM

Terms and Conditions

Settlement. The following provision supplements Section 2 of the Agreement:

Notwithstanding any discretion contained in the Plan to make a cash payment pursuant to vested Restricted Stock Units, only Common Shares may be issued in payment of vested Restricted Stock Units granted hereunder.

Appendix B-7

Tax Withholding. The following provisions supplement Section 7 of the Agreement:

Without limitation to Section 7 of the Agreement, the Grantee agrees that the Grantee is liable for all Tax-Related Items and hereby covenants to pay all such Tax-Related Items, as and when requested by the Company or the Service Recipient or by Her Majesty’s Revenue & Customs (“HRMC”) (or any other tax authority or any other relevant authority). The Grantee also hereby agrees to indemnify and keep indemnified the Company and the Service Recipient against any Tax-Related Items that they are required to pay or withhold or have paid or will pay to HMRC (or any other tax authority or any other relevant authority) on the Grantee’s behalf.

Notwithstanding the foregoing, if the Grantee is a director or executive officer of the Company (within the meaning of Section 13(k) of the Exchange Act), the Grantee shall not be eligible for a loan from the Service Recipient to cover income tax. In the event that the Grantee is a director or executive officer and income tax is not collected from or paid by the Grantee within ninety days of the end of the United Kingdom (“UK”) tax year in which the event giving rise to the income tax occurs, or such other period as required under UK law, the amount of any uncollected income tax may constitute a benefit to the Grantee on which additional income tax and National Insurance Contributions (“NICs”) may be payable. The Grantee will be responsible for reporting and paying any income tax due on this additional benefit directly to HMRC under the self-assessment regime and for reimbursing paying the Company or the Service Recipient, as applicable, for any employee NICs due on this additional benefit, which may be obtained from the Grantee by the Company or the Service Recipient at any time thereafter by any of the means referred to in Section 7 of the Agreement.

Appendix B-8